Exhibit 99.2

DIGIRAD CORPORATION

CORPORATE GOVERNANCE POLICY

As Adopted Effective February 29, 2012

These principles have been adopted by the Board of Directors (the “Board”) of Digirad Corporation (the “Company”) for the purpose of establishing the corporate governance policies pursuant to which the Board intends to conduct its oversight of the business of the Company in accordance with its fiduciary responsibilities.

1.           Role of the Board

The primary role of the Board is to oversee management by monitoring the performance of the chief executive officer (the “CEO”) and other senior management with the objective of building long-term sustainable growth in shareholder value. The Directors provide oversight in the formulation of the long term strategic, financial and organizational goals of the Company and of the plans designed to achieve those goals.  In addition, the Board oversees and reviews the standards and policies designed and implemented by senior management to ensure that the employees and other constituents of the Company are committed to achieving corporate objectives through the highest standards of responsible conduct and ethical behavior, transparency and compliance with legal requirements.

The day-to-day business of the Company is carried out by its employees, managers and officers, under the direction of the CEO and the oversight of the Board, to enhance the long term value of the company for the benefit of shareholders.  The Board and management also recognize that creating long term enterprise value is advanced by considering the interests and concerns of other stakeholders, including the Company’s employees, customers, creditors and suppliers as well as the community generally.

The Board understands that effective Directors act on an informed basis after thorough inquiry and careful review, appropriate in scope to the magnitude of the matter being considered.  The Directors know their position requires them to ask probing questions of management and outside advisors.  The Directors also rely on the advice, reports and opinions of management, counsel and expert advisers.  In doing so, the Board evaluates the qualifications of those it relies upon for information and advice and also looks to the processes used by managers and advisors in reaching their recommendations.  In addition, the Board has the authority to hire outside advisors at the Company’s expense if they feel it is appropriate.

2.           Selection of Chairman of the Board and CEO

The Board shall fill the Chairman of the Board (the “Chairman”) and CEO positions based upon the Board’s view of what is in the best interests of the Company at any point in time.  Currently, the Board separates the Chairman and CEO positions, and the Chairman is an independent Director.

3.           Responsibilities of the Chairman

The principal responsibilities of the Chairman are to consult with the CEO regarding the agenda for meetings of the Board, schedule and prepare agendas for meetings of independent Directors, communicate with the CEO, act as principal liaison between the independent Directors and the CEO on sensitive issues and raise issues with management on behalf of the independent Directors when appropriate.  All members of the Board are encouraged to communicate with the CEO.

4.           Committees

The Board has three standing committees:  the Audit Committee, the Compensation Committee, and the Corporate Governance Committee.  The roles of the committees are described in their respective charters.  The Board delegates substantial responsibilities to each committee, and each committee should consist solely of independent Directors, as defined by The Nasdaq Stock Market, Inc. Marketplace Rules (“Nasdaq Rules”).  The members of these committees shall also meet the other membership criteria specified in the respective charters for these committees.  New committees may be formed as determined by the Board.

5.           Assignment and Rotation of Committee Members and Chairman

Committee members should be appointed (or re-appointed), and chairs of each committee designated, by the full Board, annually upon recommendation by the Corporate Governance Committee.  Composition of the committees of the Board should be reviewed each year to make certain that these committees are operating effectively and have appropriate representation.  It is the Board’s belief that continuity of experience in the specific functions of these committees provides a significant benefit to the stockholders and to management.  Each committee member should be considered for rotation when he or she attains five consecutive years on a particular committee and each committee chair should be considered for rotation every five years, initially from the date of the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”).  In making its recommendation for rotation of committee membership and chair position, the Corporate Governance Committee shall be permitted to take into consideration exceptional circumstances, such as the impact of the Company’s compliance with Nasdaq Rules and applicable securities regulations, which would render the rotation of certain committee members not in the best interests of the Company’s stockholders.

The Chairman should be appointed (or re-appointed) annually upon recommendation by the Corporate Governance Committee.  The Chairman should be considered for rotation every five years, initially from the date of the 2012 Annual Meeting.  In making the decision for rotation of the Chairman, the Board will take into consideration exceptional circumstances that would render the rotation of the Chairman not in the best interests of the Company’s stockholders.

6.           Term Limits

The Board believes that Directors should not have “unlimited tenure.”  Except for filling vacancies and adding new Directors, all Directors shall be subject to appointment annually at the annual meeting of stockholders.  All non-management Directors shall serve as a Director for no more than a total of ten years, except that when two or more such Directors are due to retire within a 12-month period, the Board may request the Director with the least number of years of service on the Board to serve up to an additional 12 months.

7.           Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for its non-employee Directors in the amount equal to the annual cash Board retainer generally payable to non-management Directors, with a period of one year for each such Director to attain these guidelines.  As set forth in the charter of the Corporate Governance Committee, subject to limited exceptions, e.g. a Director is prevented from making open market purchases during the year because the Company’s trading window is closed, a Director who fails to meet the ownership guidelines will not be re-nominated.  The ownership guidelines will become effective as of the date of the 2012 Annual Meeting.